Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Robert A. Virtue, President
Douglas A. Virtue, Executive Vice President
Robert E. Dose, Chief Financial Officer
Virco Mfg. Corporation
(310) 533-0474
Virco Announces Second Quarter Results
Torrance, California, September 9, 2005 – Virco Mfg. Corporation (AMEX: VIR) today released its second quarter results in the following letter to shareholders from Robert A. Virtue, President and CEO:
The positive trends of the first quarter continued through this year’s summer delivery season. Sales and operating margins both improved, although the rate of improvement is now slowing due to greater volatility in raw material costs, especially petrochemicals. As we said in our first quarter press release, we continue to believe that something between break-even and a modest profit is possible by year-end. Here are the numbers:

	Three Months Ended		Six Months Ended
	07/31/2005	07/31/2004	07/31/2005	07/31/2004

	(in thousands, except per share data)

Sales	$75,906	$68,813	$109,160	$99,134
Cost of sales	49,402	47,016	73,249	67,020

Gross margin	26,504	21,797	35,911	32,114
Selling, general & administrative & interest	20,388	19,766	35,478	34,684

Income (loss) before taxes	6,116	2,031	433	(2,570)
Income tax expense	31	—	31	—

Net income (loss)	$6,085	$2,031	$402	$(2,570)

Net income/(loss) per share(a)
Basic	$0.46	$0.16	$0.03	$(0.20)
Diluted	0.46	0.15	0.03	(0.20)

Weighted average shares outstanding(a)
Basic	13,119	13,098	13,104	13,111
Diluted	13,343	13,406	13,358	13,280

(a)	Net loss per share was calculated based on basic shares outstanding due to the anti-dilutive effect on the inclusion of common stock equivalent shares.

	7/31/2005	01/31/2005	07/31/2004

	(in thousands)

Current assets	$90,529	$46,020	$84,624
Non-current assets	64,338	68,021	71,658
Current liabilities	53,487	30,686	54,115
Non-current liabilities	51,453	34,090	42,378
Stockholders equity	49,927	49,265	59,789
As with the first quarter, we caution against giving too much weight to a traditional quarter-over-quarter comparison. Operating margins in last year’s second quarter were severely depressed by the combination of fixed price contracts and rapidly escalating raw material costs. The apparent 200% improvement in this year’s second quarter earnings merely reflects a partial return toward normal margins.

Higher prices, effective cost controls, and a relatively stable raw material market during the first six months of 2005 all contributed to the improvement. Looking forward, however, we have reason for concern. Hurricane Katrina has apparently tipped the fragile balance in commodities markets, especially for steel and petrochemicals. As this report is being written we are accelerating the release of our 2006 price list, which will be structured to offset anticipated increases in raw material costs.
Three highlights from this year’s delivery season stand out. First, Assemble-to-Ship (ATS) yielded its best performance ever. A combination of precise forecasting, good execution, and flexibility on the part of our seasoned workforce permitted exceptional on-time delivery. By mid-August the peak of the rush had passed, approximately one month earlier than in prior years. Especially where new school construction is involved, our ability to respond promptly can be the difference between a successful grand opening and embarrassment. By permitting us to beat not only the lead times but also the delivered cost of imported classroom furniture, ATS gives us an important competitive attribute that appears likely to strengthen as we further depreciate the fixed costs of our factories, while offshore costs – especially ocean freight – continue to climb.
Second, progressive new products spearheaded by ZUMA® created enthusiasm among students and educators. ZUMA easily surpassed our most optimistic estimates for first-year sales, confirming that educators are eager for furniture that optimizes function, comfort and style. We have several other projects of similar magnitude currently under way, including expansion of the ZUMAfrd™ family of chairs and desks made from Fortified Recycled Wood™. We’ve always believed that growth through internal product development is the healthiest and most sustainable. Our full pipeline of projects bodes well for the coming years.
Third, revenues attributable to our PlanSCAPE™ project management service nearly doubled compared to the prior year. The combination of a broad product assortment, consolidated shipment from our own warehouses, and professional installation crews proved very attractive to both large and small customers. Florida, Texas, Illinois and California, all states with a preponderance of new school construction, were especially fertile ground for PlanSCAPE.
The underlying theme of ATS, new product development and PlanSCAPE is to fundamentally improve the value of what we offer: Equipment for Educators™. By focusing on this passion we intend to serve the share of our market that supports sustainable, profitable operations. Although challenges remain for the balance of the year, our strategic position is clear.
This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding: new business strategies; the cost and availability of steel and other raw materials; the continuing impact of our Assemble-to-Ship program on earnings; market demand and acceptance of new products; development of new distribution channels; pricing; and seasonality. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those which are anticipated. Such factors include, but are not limited to: changes in general economic conditions; the impact of Hurricane Katrina; the cost and availability of raw materials and fuel; the seasonality of our markets; the markets for school and office furniture generally; the specific markets and customers with which we conduct our principal business; and the response of competitors to our price increases. See our Annual Report on Form-10K for year ended January 31, 2005, and other materials filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.

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